[Assured Guaranty Municipal Corp. Letterhead]

New York Insurance Regulator Approves Assured Guaranty Municipal Corp. Plan to Repurchase Shares Valued at $300 Million from Assured Guaranty Municipal Holdings Inc.

New York, NY, November 28, 2016 - Assured Guaranty Municipal Corp. (AGM), an indirect subsidiary of Assured Guaranty Ltd. (AGL)(NYSE:AGO), today announced that the New York State Department of Financial Services has approved its request to implement a stock redemption plan.

Under the plan, AGM will repurchase shares from its direct parent, Assured Guaranty Municipal Holdings Inc., for approximately $300 million.

AGL will use these funds predominantly to repurchase its publicly traded common shares. Share repurchases can be made from time to time in the open market or in privately negotiated transactions. As of close of business on November 25, 2016, AGL had approximately $325 million remaining under its current share repurchase authorizations.

At September 30, 2016, AGM’s claims-paying resources totaled $5.7 billion (excluding its investment in its affiliate Municipal Assurance Corp.) and its leverage ratios of outstanding par and outstanding debt service to claims-paying resources were 20.8 to 1 and 32.0 to 1, respectively.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this press release reflect AGM’s current views with respect to future events and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These risks and uncertainties include, but are not limited to, those resulting from Assured Guaranty Ltd.’s or its subsidiaries’ need or desire to use funds obtained from AGM’s repurchase of its shares for purposes other than repurchasing Assured Guaranty Ltd.’s publicly traded common shares; and other risks and uncertainties that have not been identified at this time, management’s response to these factors, and other risk factors identified in Assured Guaranty Ltd.’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which are made as of November 28, 2016. Assured Guaranty Ltd. and AGM undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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AGM is an operating subsidiary of Assured Guaranty Ltd., a publicly traded Bermuda-based holding company whose operating subsidiaries provide credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets. More information on Assured Guaranty and its subsidiaries can be found at AssuredGuaranty.com.

Contact:
Investor Relations:
Robert Tucker, 212-339-0861
Senior Managing Director, Investor Relations and Corporate Communications
rtucker@agltd.com

Media:
Ashweeta Durani, 212-408-6042
Vice President, Corporate Communications
adurani@agltd.com